As filed with the Securities and Exchange Commission on November 30, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 18, 2005

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	87-0505222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5555 Business Park South, Suite 200
Bakersfield, California 93309
(Address of principal executive office)

Issuer's telephone number: 661-864-0500

Section 5 - Corporate Governance and Management

Item 5.02 Election of Directors

Effective November 18, 2005, the directors of Tri-Valley Corporation appointed William H. "Mo" Marumoto as director, filling a vacancy on the board of directors left by the resignation of C. Chase Hoffman. Mr. Marumoto will serve the unexpired one year term of Mr. Hoffman and until the next annual meeting of shareholders.

Mr. Marumoto, age 71, has served as president and chief executive officer of the Asian Pacific American Institute for Congressional Studies in Washington, D.C. since September 2005. From 1973 to 2005 he was chairman and chief executive officer of The Interface Group, Limited, Washington, D.C., during which time he was named to the Global Top 200 Executive Recruiters and received several other professional awards and recognitions.

Mr. Marumoto has a distinguished record spanning over a four decade career in public, private and academic sectors. He served three years as presidential aide in the Nixon White House and prior to that was assistant to the Secretary of Health, Education and Welfare. A recipient of more than 25 national awards for work in higher education, fund raising and events management, Marumoto has served on the boards of numerous organizations, including his alma mater, Whittier College. In 2002, President George W. Bush appointed him to the Advisory Committee of the Arts of the John F. Kennedy Center for the Performing Arts.

Mr. Marumoto will also serve on Tri-Valley's committee on personnel and compensation. Our board of directors has determined that he is an independent director. There are no arrangements or understandings between Mr. Marumoto and any other person regarding his appointment to or service on our board of directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2005	TRI-VALLEY CORPORATION /s/ F. Lynn Blystone
F. Lynn Blystone, President and Chief Executive Officer